As filed with the Securities and Exchange Commission on January 20, 2011
Registration No. 333-171187

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brigham Exploration Company
For Co-Registrants, See “Table of Co-Registrants.”
(Exact name of registrant as specified in its charter)

Delaware	1311	75-2692967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number.)	(I.R.S. Employer Identification No.)

6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
(512) 427-3300
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Ben M. Brigham 6300 Bridge Point Parkway Building Two, Suite 500 Austin, Texas 78730 (512) 427-3300 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joe Dannenmaier Wesley P. Williams Thompson & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, TX 75201-2533

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

If applicable, place an ☑ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Each of the following subsidiaries and each other subsidiary of Brigham Exploration Company that becomes a guarantor of certain of the securities registered hereby, is hereby deemed to be a registrant.

	Jurisdiction of	I.R.S. Employer
Exact Name as Specified	Incorporation	Identification
in their Charters	or Organization	Number

Brigham Oil & Gas, L.P.	Delaware	75-2429186
Brigham, Inc.	Nevada	75-2354099

The address and telephone number of the principal executive offices of Brigham, Inc. and Brigham Oil & Gas, L.P. is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, (512) 427-3300 and the agent for service at such address is Ben M. Brigham.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-4 of Brigham Exploration Company (File No. 333-171187) is being filed solely for the purpose of amending Exhibits 5.1, 23.1, 99.1, 99.3 and 99.4 of the Registration Statement. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II to the Registration Statement and Exhibits 5.1, 23.1, 99.1, 99.3 and 99.4. No changes are being made to Part I of the Registration Statement by this filing, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Brigham Exploration Company

In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, our Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, eliminates the personal liability of members of our Board of Directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the Delaware General Corporation Law) or (4) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that to the extent one of our directors or officers has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

We also have the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.

The Certificate of Incorporation provides that we will indemnify our officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of our officers or directors, or, at our request, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation further provides that we may, by action of our Board of Directors, provide indemnification to our employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

The Bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

Each Indemnity Agreement between us and our executive officers provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the corporation or by third parties by reason of a person serving as one of our officers or directors.

(b) Brigham, Inc.

Pursuant to the provisions of Section 78.7502 of the Nevada General Corporation Law, Brigham, Inc. has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

Under the Nevada General Corporation Law, Brigham, Inc. also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada General Corporation Law requires Nevada corporations to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s stockholders; its Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances, by independent legal counsel.

Brigham, Inc. also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.

To the extent a director or officer has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

In addition, unless otherwise provided in the Articles of Incorporation, Section 78.138 of the Nevada General Corporation Law eliminates the personal liability of directors and officers, to the corporation or stockholders, for damages resulting from their breach of fiduciary duties, unless such breach involved intentional misconduct, fraud or a knowing violation of the law. The Articles of Incorporation of Brigham, Inc. do not provide otherwise.

The Articles of Incorporation of Brigham, Inc. provide that Brigham, Inc. will indemnify its officers, directors, employees and agents to the fullest extent permitted by Nevada law.

The Bylaws of Brigham, Inc. provide that Brigham, Inc. can indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of its officers or directors, or, at its request, as an officer, director, agent or employee of another business entity. The Bylaws also further provide that Brigham, Inc. may provide indemnification to its employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

(c) Brigham Oil & Gas, L.P.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, permits Brigham Oil & Gas, L.P. to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws, agreements and insurance policies referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Registration Statement.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

iv. Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrants hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

(j) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Brigham Exploration Company, Brigham, Inc. and Brigham Oil & Gas, L.P. have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 18th day of January, 2011.

BRIGHAM EXPLORATION COMPANY

By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Chief Financial Officer

BRIGHAM, INC.

By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Chief Financial Officer

BRIGHAM OIL & GAS, L.P.

By:	BRIGHAM, INC.,
Its general partner

By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by Eugene B. Shepherd, Jr. in the capacity and on the date indicated.

BRIGHAM EXPLORATION COMPANY

Signature	Title	Date

* Ben M. Brigham	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	January 18, 2011

/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	January 18, 2011

* David T. Brigham	Director	January 18, 2011

* Harold D. Carter	Director	January 18, 2011

* Stephen C. Hurley	Director	January 18, 2011

* Stephen P. Reynolds	Director	January 18, 2011

* Hobart A. Smith	Director	January 18, 2011

* Scott W. Tinker	Director	January 18, 2011

BRIGHAM, INC., on behalf of itself and Brigham Oil & Gas, L.P. in its capacity as general partner of Brigham Oil & Gas, L.P.

Signature		Title	Date

* Ben M Brigham		President and Director (Principal Executive Officer)	January 18, 2011

/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 18, 2011

* David T. Brigham		Executive Vice-President — Land and Administration and Director	January 18, 2011

*By:	/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr. Attorney-in-fact

INDEX TO EXHIBITS

4.1		Indenture, dated September 27, 2010, among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.17 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
4.2		Rule 144A 8 3/4% Senior Note due 2018 and Notation of Guarantee (filed as Exhibit 4.18 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
4.3		Regulation S 8 3/4% Senior Note due 2018 and Notation of Guarantee (filed as Exhibit 4.19 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
4.4		Registration Rights Agreement dated September 27, 2010, among the Company, the Guarantors and the Initial Purchasers (filed as Exhibit 4.20 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
5.1	*	Opinion of Thompson & Knight LLP
12.1	**	Statement regarding Ratio of Earnings to Fixed Charges
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Thompson & Knight, LLP (contained within Exhibit 5.1 hereto)
23.3	**	Consent of Cawley Gillespie & Associates, Inc.
24	**	Powers of Attorney
25.1	**	Statement of Eligibility of Trustee on Form T-1
99.1	*	Form of Letter of Transmittal
99.2	**	Form of Notice of Guaranteed Delivery
99.3	*	Form of Letter to DTC Participants
99.4	*	Form of Letter to Clients

*	Filed herewith

**	Previously filed with Form S-4 on December 15, 2010